UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2020

Aradigm Corporation

(Exact name of registrant as specified in its charter)

California	001-36480	94-3133088
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3929 Point Eden Way, Hayward, California		94545
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (510) 265-9000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	ARDMQ	OTC Pink

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

The proposed buyer (the “Proposed Buyer”) of the assets and intellectual property of Aradigm Corporation (the “Company”) that pertain to Lipoquin, Free Ciprofloxacin, Pulmaquin and any derivatives thereof, advised the Company that the Proposed Buyer has entered into an agreement with a third party to license to the third party the intellectual property and other rights the Proposed Buyer will acquire from the Company. Furthermore, pursuant to such agreement, the third party has agreed to pursue the development and commercialization of the Aradigm products.

Item 8.01 Other Events.

On March 5, 2020, the Bankruptcy Court granted the motion of the Company to approve the procedures for the receipt of overbids and for the conduct of an auction for the Company’s assets (the “Bidding Procedures”).

The Bidding Procedures are summarized as follows:

1.

Only Qualified Bidders may participate in the Auction. Qualified Bidders are those prospective bidders who deliver a Qualified Bid in writing to (i) counsel for the Company, Bennett. G. Young, Jeffer Mangels Butler & Mitchell, LLP, Two Embarcadero Center, Suite 500, San Francisco, California 94111, Email: Byoung@jmbm.com, and (ii) counsel for the Proposed Buyer, Aram Ordubegian, Arent Fox LLP. 555 West 5th Street, 48th Floor, Los Angeles, CA 90013, Email: aram.ordubegian@arentfox.com, so that the Qualified Bid is actually received no later than 5:00 p.m. (Pacific Time) on March 20, 2020.

2.

To constitute as a Qualified Bid, the bid must at minimum meet the following requirements: (i) set forth an offer of at least Three Million, Six Hundred Thousand Dollars ($3,600,000) in cash consideration payable at closing; (ii) provide satisfactory evidence of the Qualified Bidder’s financial ability to perform the offer; (iii) include a statement that the Qualified Bidder shall not be entitled to any transaction or breakup fee, expense reimbursement or similar fee or payment; (iv) be accompanied by evidence that the Qualified Bidder has obtained all necessary organizational approvals; (v) include an initial list of executory contracts and unexpired leases that the Qualified Bidder wishes to have assumed and assigned; (vi) be accompanied by evidence that the bidder has made a good faith deposit in the amount equal to at least ten percent (10%) of the cash component of the proposed purchase price to an escrow account maintained with Citizen’s Business Bank, which will be non-refundable if the Qualified Bidder is the Successful Bidder at the conclusion of the Auction and the sale does not close due to the Qualified Bidder’s default; and (vii) be accompanied by a proposed APA with all terms substantially different than the terms set forth in the Proposed Buyer’s APA identified via a red-lined document or some other similar method of comparison such that all proposed changes are highlighted for the Bankruptcy Court and interested parties.

3.

The Company will conduct an Auction for its assets, which will take place at the office of the Company’s counsel, Jeffer Mangels Butler & Mitchell, LLP, located at Two Embarcadero Center, Fifth Floor, San Francisco, California, on March 25, 2020, commencing at 10:00 a.m. (Pacific time). Only Qualified Bidders will be eligible to participate at the Auction. At such Auction, the Proposed Buyer and any Qualified Bidders will be permitted to increase their bids. Further bidding shall occur in minimum increments of One Hundred Thousand Dollars ($100,000).

4.

At the conclusion of the Auction, the Company will: (i) review each overbid on the basis of financial and contractual terms and the factors relevant to the sale process, including those factors affecting the speed, certainty of consummating the sale, and gross recovery to the estate; and (ii), at its sole discretion, identify the highest and otherwise best offer (the “Successful Bid”).

5.

The sale hearing (the “Sale Hearing”) shall take place on March 27, 2020, commencing at 10:00 a.m. (Pacific time) in the Bankruptcy Court, located at Courtroom 220, 1300 Clay Street, Oakland, California. At the Sale Hearing the Company shall present to the Court for approval the Successful Bid and any Back-up Bid(s) at the Sale Hearing. The Sale Hearing may be adjourned or rescheduled without notice by an announcement of the adjourned date of the Sale Hearing.

6.

Following the Sale Hearing, if such Successful Bidder fails to consummate an approved sale because of a breach or failure to perform on the part of such Successful Bidder, (a) he/she/it will forfeit his/her/its deposit to the Company, and the Company may pursue any and all of its options at law and in equity with respect to such breach, and (b) the Company may consummate the sale with the Back-up Bidder, as disclosed at the Sale Hearing, and the Company shall be authorized to effectuate such sale without further order of the Court, or (c) the Company may also reschedule the Auction to a later date and time convenient to the Court.

The above description of the Bidding Procedures does not purport to be complete and is qualified in its entirety by reference to the Bidding Procedures which are filed as an exhibit to this report and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Bidding Procedures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARADIGM CORPORATION

Dated: March 9, 2020	By:	/s/ John M. Siebert
Name: John M. Siebert
Title: Acting Principal Executive Officer